EXHIBIT 10(25)



     TO:       Mike Rose

     FROM:     Neil Barnhart

     DATE:     May 1, 1995

     RE:       Executive Deferred Compensation Plan ("EDCP")
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     This memo describes the treatment of your EDCP account in connection with the spin-off of the hotel business by The Promus Companies Incorporated ("Promus"). The Employee Benefits Allocation Agreement between Promus and Promus Hotel Corporation will provide for this treatment.

     Promus Hotel Corporation will continue to offer EDCP participation during 1995 under the Promus Hotel Corporation EDCP. The EDCP of Promus Hotel Corporation as initially established will reflect substantially the same terms as the current Promus EDCP. Promus Hotel Corporation also expects to offer a similar plan in 1996. Information concerning the terms and provisions of the Promus Hotel Corporation EDCP will be provided to you at a later date.

     Harrah's Entertainment, Inc. will continue the EDCP in 1995, and it is also expected a similar plan will be offered in 1996.

     1. Proration of Account. On the effective date of the spin-off, your Promus EDCP account balance as of such date will be prorated between Harrah's Entertainment, Inc. and Promus Hotel Corporation in proportion to the percentage of your total salary initially to be paid by each company, as follows:

          58.33% of your EDCP balance will remain with Harrah's
          Entertainment, Inc. (the "Harrah's Entertainment Balance")

          41.67% of your EDCP balance will be transferred to the Promus Hotel Corporation EDCP (the "Promus Hotel Balance").

     The foregoing percentage allocation will be applied to each year of deferral and its accrued interest as of the effective date of the spin-off.

     You will remain vested in the retirement rate for all past and future EDCP deferrals under the EDCP's of both companies.

     2. 1995 Deferrals. With respect to compensation payable by Harrah's Entertainment, Inc., any deferrals that you previously elected for the plan year 1995 will continue under the Harrah's Entertainment, Inc. EDCP after the Spin-off. Any deferrals of compensation payable by Promus Hotel Corporation












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for the plan year after the spin-off will continue under the Promus Hotel
Corporation EDCP in accordance with your previous deferral elections for 1995 under the Promus EDCP. The interest rates previously approved for 1995 will remain the same for both plans.

     3.  Obligations Relating to Deferrals.

     (a) After the spin-off of the hotel business, Harrah's Entertainment, Inc. will remain obligated for your Harrah's Entertainment Balance including past and future interest accruals and each of the deferral election agreement obligations related to the Harrah's Entertainment Balance. Harrah's Entertainment, Inc. will also be obligated for any future deferrals of your compensation payable by Harrah's Entertainment, Inc. including interest accruals and deferral agreements related to such compensation.

     (b) On the effective date of the spin-off distribution (which is expected to be June 30, 1995), Promus Hotel Corporation will assume all obligations for your Promus Hotel Balance including past and future interest accruals and each of the deferral election agreement payment obligations related to the Promus Hotel Balance. Promus Hotel Corporation will also be obligated for any future deferrals of your compensation payable by Promus Hotel Corporation including interest accruals and deferral agreements related to such compensation.

     (c) Promus (Harrah's Entertainment, Inc. after the name change) and its subsidiaries after the spin-off will be released from all obligations regarding your Promus Hotel Balance. The spin-off transaction will not be considered a termination of employment for purposes of the EDCP employment termination provisions. You will receive credit for your service with Promus, its predecessors and subsidiaries prior to the spin-off.

     4. Signing this Memo - Agreement and Release. In signing this memo, you acknowledge that after the spin-off: (a) Harrah's Entertainment, Inc. (formerly Promus) will remain liable for your Harrah's Entertainment Balance including related payment obligations to you pursuant to the terms of your existing deferral election agreements at the retirement rate, (b) Promus Hotel Corporation will assume, and will be obligated to you for, your Promus Hotel Balance including related payment obligations to you pursuant to the terms of your existing deferral election agreements at the retirement rate, and (c) Harrah's Entertainment, Inc. (formerly Promus) and its subsidiaries after the spin-off will be released from any obligations to you regarding your Promus Hotel Balance and the deferral agreement obligations that relate to such Balance.

     Please indicate your acceptance of the above by signing and returning this memo by May 10, 1995. If you have any questions or would like more information, please feel free to call me.



NFB/kmr

ACCEPTED:

MICHAEL D. ROSE
------------------------
Michael D. Rose